 EXHIBIT 1.1

LAND LEASE ACQUISITION AGREEMENT

between

GOOD LIFE HOLDINGS CORP.

and

XPLOSION INCORPORATED

and

XPLOSION (OREGON) INCORPORATED

dated as of

MAY 24, 2019

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LAND LEASE ACQUISITION AGREEMENT

This Land Lease Acquisition Agreement (this “Agreement”), dated as of May 24th, 2019 is entered into by and between XPLOSION CORPORATION, a Nevada Corporation (the “Obligor”), and XPLOSION (OREGON) CORPORATION, an Oregon Corporation and a 100% wholly-owned subsidiary of Xplosion Corporation, (the “Seller”), and GOOD LIFE HOLDINGS CORPORATION, a British Columbia Corporation (the “Buyer”). Obligor, Seller and/or Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller possesses exclusive Lease rights as provided under a 25-year Prepaid Lease (the “Land Lease Agreement”) to three contiguous tax lots which when combined total 588.80 acres. Based on Jackson County, Oregon, USA assessment records, where the land is located, such total land is comprised of 520.86 acres of Non-irrigable (Resource) land, 62.94 acres of Irrigable land, and a 5.0 acre homesite, upon and throughout which the site offers Timber, Water and Agricultural rights (the “Leased Land”); and

WHEREAS, as per terms of the Land Lease Agreement attached hereto as Exhibit B between the Land Owner, the Obligor and the Seller, Seller now wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, by way of payment to the Obligor as further herein defined, the rights and obligations of Seller specifically to that 62.94 acres of the land defined as Irrigable land, subject to the terms and conditions as set forth therein the Land Lease Agreement, to the Land Owner (the “Land Owner”), as defined by the Land Lease Agreement; and

WHEREAS, the Boards of Directors of the Obligor and the Buyer have each determined that it is advisable and in the best interests of their respective shareholders for Buyer to acquire control of said Leased Land from the Seller by way of a cash payment and the issuance of certain of the issued and outstanding common shares of the Buyer (the "Acquisition Shares") to the Obligor, upon the terms and conditions set forth herein (the "Acquisition");

AND WHEREAS, pursuant to the Acquisition, by means of the various transactions described herein, it is understood and agreed between the Obligor and the Buyer that such block of shares to be issued to the Obligor from Buyer as partial payment for said Acquisition, shall be held in trust by the Obligor on behalf of its own shareholders until such date that the Buyer advises it has proceeded to undertake a Prospectus or other form of Registration to become a publicly traded Company in Canada, whereby it is herein then understood between the parties that each outstanding share of Buyer held in Trust by the Obligor will then at that time be issued out to each of the existing shareholders of the Obligor as a dividend payable to each of those shareholders at that time, based on such proportionate means as is herein calculated by and based on the portion of the acquisition price to be covered by said shares (the “Dividend Shares”);

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NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

DEFINITIONS

1. Interpretation.

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Acquisition” - as defined in the recitals to this Agreement.

“Acquisition Shares” - the Buyer Common Shares issuable as payment to the Obligor to be held in trust by the Obligor and issued directly and proportionately as a dividend to the shareholders of the Obligor pursuant to the future public registration of the Buyer.

“Applicable Contracts” - any Contracts (a) under which a party has or may acquire any rights, (b) under which a party has or may become subject to any obligation or liability, or (c) by which a party or any of the assets owned or used by it is or may become bound.

“Best Efforts” - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to cause such result to be achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

“Breach” - a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach or failure.

“Buyer Registration Date” - that date in future when the Buyer makes appropriate application with a regulatory body or bodies to become a publicly traded Company in Canada.

“Canadian Securities Laws” - the securities laws of each of the provinces of Canada in which Shareholders are resident.

“Closing” - as defined in Section 2.1 of this Agreement.

“Closing Date” - the date and time as of which the Closing takes place.

“Companies” - as defined in the first paragraph of this Agreement.

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“Consent” - any approval, consent, ratification, waiver, or other authorization (including any approval, consent, license, permit, waiver, or other authorization by or under the authority of any Governmental Body or pursuant to any Legal Requirement or Contract).

“Contract” - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Dividend Shares” - those shares held in Trust by the Obligor for the benefit of its own existing shareholders, the Dividend Shareholders, that in future at the Buyer Registration Date shall be distributed to each of these 60 individual shareholders as a predetermined amount via a Dividend from the Obligor to the Dividend Shareholders .

“Dividend Shareholders” - the existing shareholders of the Obligor that in future shall be issued the Dividend Shares held in trust by the Obligor at Closing for their collective benefit

“$” and “Dollars” - Canadian dollars, except as otherwise expressly indicated.

“Employee” - any current employee, officer, or director of either of the Companies.

“Encumbrance” - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership

“Excluded Assets” - any/all other land, property, resource rights or those otherwise associated with the Land Lease Agreement between the Land Owner and the Seller, not part of the specific 62.94 acres of land for which the lease rights are being sold and assigned to the Buyer from the Seller under this Agreement.

“GAAP” - generally accepted accounting principles, applied on a consistent basis in Canada or the United States, as the case may be.

“Governmental Body” - any:

(a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, provincial, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

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(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Joinder Agreement” - An agreement that will be entered into at the Final Closing Date joining Buyer to the Land Lease Agreement as if Buyer were an original party to said agreement and attached hereto as Exhibit D to this Agreement.

“Knowledge” - an individual will be deemed to have “Knowledge” of a fact or other matter if such individual is aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, “Knowledge” of such fact or other matter.

“Land Lease Agreement” - the original Land Lease Agreement between the Land Owner and the Obligor and the Seller attached hereto as Exhibit B.

“Land Owner” - the CABIN CANYON INVESTMENT TRUST and the F & A RANCH TRUST, STUART GELWARG TRUSTEE.

“Legal Requirement” - any federal, provincial, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect” - (a) with respect to the parties herein, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of any of the parties herein, as the case may be, and its Subsidiaries, taken as a whole, /or (b) with respect to any other Person (other than the parties herein), a material adverse effect on the businesses, assets, operations, results of operations or financial condition of such Person and its subsidiaries, taken as a whole; provided that any adverse effects arising from or relating to the following matters (individually and in the aggregate) shall be excluded in determining whether such a material adverse effect has occurred: (i) general economic conditions or conditions (including conditions in financial markets) generally prevailing in the industry or market segment in which the corporate entity and its subsidiaries conduct their respective businesses, (ii) the announcement or pendency of the Transactions or the closing or pendency of any publicly announced acquisitions or mergers by Buyer or Seller of or with another company as of the date of this Agreement; and (iii) the taking by any party hereto of any action (or omission by any party hereto to take any action) at the request of or with the permission of the other parties to this Agreement.

“Obligor” - Xplosion Incorporated (Nevada).

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

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(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchased Assets” - the 62.94 acres of land defined under the Land Lease Agreement to which the Exclusive lease rights are herein being sold and assigned to the Buyer by the Seller.

“Representative” - with respect to a Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities” - interchangeable definition of the shares being issued by the Buyer to the Obligor as partial payment for the Land Lease Acquisition and in turn those same shares then in future to potentially be disbursed and issued as the Dividend Shares Obligor.

“Securities Act” - collectively, the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to those Acts or any successor law.

“Subsidiary” - for purposes of this Agreement is referring to Xplosion (Oregon) Corporation.

“Tax” or “Taxes” - means (i) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

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“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” - a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transactions” - all the transactions contemplated and defined by and within this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Acquisition of Land Lease

Section 1.01 Acquisition of Land Lease. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, by way of payment to the Obligor, all of Seller’s right, title and interest in the 62.94 acre portion of Irrigable Land as covered under the Land Lease Agreement between the Obligor, Seller and the Land Owner; with the Buyer then assuming and operating said Land Lease under the same terms and conditions as the Land Lease Agreement between the Obligor, Seller and Land Owner, attached herein as Exhibit B. It is understood by way of this Agreement that Buyer will execute a Joinder Agreement with the Land Owner pursuant to the Final Closing Date, attached as Exhibit D to this Agreement, thereby ensuring it is tied to all the terms, conditions, rights and obligations as are already defined in the Land Lease Agreement.

(a) As defined herein, “acquired land shall be free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

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Section 1.02 Excluded Assets. Notwithstanding the foregoing, the acquired land shall be taken on an “AS IS” basis and shall not include any of the additional land or associated land assets held under the Land Lease Agreement (the “Excluded Assets”).

Section 1.03 No Liabilities. Except as specifically set forth herein, the Parties hereby acknowledge and agree that all other debts, claims, obligations and liabilities whatsoever of Seller shall be the sole responsibility of Seller, and that Buyer is not assuming, and shall not be obligated or deemed to assume, such debt, claim or liability of Seller or any debt, claim or liability associated with the Business or the Purchased Assets of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be One million Nine Hundred and Sixty-six Thousand Eight Hundred and Seventy-Five Dollars ($1,966,875 USD), payable by the Buyer in the equivalent conversion to Canadian Dollars of Two million Six Hundred and Forty Five Thousand Dollars ($2,645,000 CAD), (the “Purchase Price”). Distributions for this sale will be made by way of $645,000 CAD payable as CASH, along with the equivalency of $2,000,000 CAD paid via the issuance of 20,000,000 shares of the Buyer common shares to the Obligor (it is understood that such shares will be held in Trust by the Obligor until such future “Buyer Registration Date” when they will then be treated as Dividend Shares by the Obligor and released from Trust as distributed benefit to its existing shareholders based on a predetermined proportionate calculation. From the date of execution of this Agreement, the Buyer shall have until no later than the date of July 31, 2019, if not earlier provided, to satisfy and deliver all of the cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.04 of the Disclosure Schedules and the securities due as payment by way of delivery of a certificate by courier to the address as defined., in order to effectuate the Final Closing Date of the transaction. This overall payment shall further include a fee of 8% payable in cash and stock to the Intermediary named in Section 3.09 herein, in full, at the Final Closing (as defined herein) accordance with this Section 1.04 and Section 2.01 herein,

(a) Tender of Shares. At the Final Closing Date, Buyer shall deliver to Obligor 20,000,000 common shares of the Buyer hereby deemed as equivalent to the value of $2,000,000 CAD.

ARTICLE II

Closing

Section 2.01

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall occur upon execution of this Agreement and the simultaneous exchange of signatures to all documents in the manner set forth herein and the occurrence of the Initial Closing, and the Final Closing as set forth in subparagraphs (a) through (b) of this Section 2.01 (collectively, the “Closing”). The Closing shall be held remotely via a simultaneous exchange of signatures to all documents required for the Closing by facsimile or .pdf (with original signatures to be sent for next business day delivery by an internationally recognized overnight courier). All matters at the Closing, including the effectiveness of this Agreement, shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and payments have been made and all deliveries of documents are completed (the “Final Closing”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. PST on the Closing Date. For the avoidance of doubt, the transactions contemplated by this Agreement shall be deemed complete only upon the occurrence of the Initial Closing, the Final Closing as set forth in subparagraphs (a) through (b) of this Section 2.01

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(b) Initial Closing. The Initial Closing shall occur upon execution of this Agreement and the simultaneous exchange of signatures to all documents in the manner set forth in this Section 2.01.

(c) Final Closing. At the Final Closing, Buyer shall release CASH and SHARES due as defined by the Purchase Price to Seller in accordance with Section 1.04 and 1.04 (a) hereof. Final Closing shall occur upon 100% distribution of the Purchase Price.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) an assignment and bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, effecting the assignment and transfer of the Purchased Assets to Buyer subject to the Final Closing conditions being met at the Final Closing Date;

(ii) a unanimous written consent of the board of directors of Seller approving and authorizing this Agreement;

(iii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b) At the Final Closing, Buyer shall deliver to Seller the following:

(i) a Joinder Agreement in the form of Exhibit D (the “Joinder Agreement” and duly executed by the buyer, effectuating the Joining of the Buyer to specific portion of the land lease it has acquired by way of this Agreement then under the same terms and conditions as the original Land Lease Agreement, attached hereto as Exhibit B;

(ii) the Purchase Price;

(iii) a unanimous written consent of the board of directors of Seller approving and authorizing this Agreement;

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ARTICLE III

Representations and Warranties of Obligor and Seller

Obligor and Seller represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller that each such person would have reasonably obtained in the performance of each such person’s duties as an officer or director of the Company.

Section 3.01 Organization and Authority; Enforceability. Obligor and Seller are corporations duly organized, validly existing and in good standing under the laws of the states of Nevada and Oregon respectively. Each has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Obligor and Seller to this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Obligor and Seller, its board of its directors and its members. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the members of the board of directors of and on behalf of Obligor and Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Obligor and Seller, enforceable against Obligor and Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Obligor and Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Obligor and Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Obligor and Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. To the best of Obligor and Seller knowledge, no consent, approval, waiver or authorization is required to be obtained by Obligor and Seller from any other person or entity (including any governmental authority) in connection with the execution, delivery and performance by Obligor and Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller has and will convey to Buyer good and marketable title to the Purchased Assets, free and clear of Encumbrances.

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Section 3.04 Condition of Purchased Assets. Subject to the express representations and warranties of Seller set forth in this Agreement, the Purchased Assets, are being sold in an AS IS, WHERE IS condition and WITH ALL FAULTS as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller as to (i) the condition or state of repair of the Purchased Assets; (ii) the compliance or non-compliance of the Purchased Assets with any applicable laws, regulations, or ordinances; (iii) the value, expense of operation, or income potential of the Purchased Assets; or (iv) any other fact or condition which has or might affect the Purchased Assets or the condition, state of repair, compliance, value, expense of operation, or income potential of the Purchased Assets or any portion thereof. The parties agree that this Agreement has been entered into after full investigation by Buyer, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

Section 3.05 Litigation. To the best of Obligor and Seller’s knowledge, there is no pending or anticipated litigation, proceeding, investigation, controversy, judgment, order, writ, injunction or decree which would jeopardize the Business or Buyer’s title to the assets being sold.

Section 3.06 Marketable Condition. Obligor and Seller represent to Buyer that they have no present knowledge of any forthcoming or significant changes to the local, or state laws or regulations that would materially and adversely alter Buyer’s market position.

Section 3.07 Compliance with Laws. To the best of Obligor and Seller knowledge, Seller has complied, and is now complying, with all applicable state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.08 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the best of Seller’s knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.09 Brokers/Intermediary. Except for Pan Asia Consulting Inc., no broker, finder or intermediary is entitled to any finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Obligor and Seller.

Section 3.10 Full Disclosure. No representation or warranty by Obligor and Seller in this Agreement and no statement contained this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.11 Scope of Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Obligor and Seller are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability, or suitability as to any of the Purchased Assets, except those representations and warranties contained in this Section 3.

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ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers/Intermediary. Except for Pan Asia Consulting Inc., no broker, finder or intermediary is entitled to any finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Financial Ability. Buyer asserts it has or shall have at or prior to the Final Closing Date the funds available to it and required of it to purchase the Purchased Assets pursuant to the consideration provisions set forth under Sections 1.04 of this Agreement.

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ARTICLE V

Representations and Warranties of Obligor

Section 5.1 No Consent. The Obligor is not nor will be required to give any notice to or obtain any Consent from any Dividend Shareholder in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

Section 5.2 Acknowledgment of Trust Agreement Conditions. The Obligor further understands that the issuance of Common Shares it is receiving are to be held exclusively by it in trust to the sole benefit of its own Dividend Shareholders as listed and detailed in Exhibit A herein and subject to the Form of trust agreement further attached as Exhibit E hereto, and that until such time as to be qualified by prospectus under Canadian provincial securities legislation it shall hold said Dividend Shares in trust to the sole benefit and enurement of said Dividend Shareholders.

Section 5.3 Non-U.S. Person. Each of the Obligor Shareholders that is not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act, is not receiving in future the Dividend Shares issued pursuant to the Share Exchange for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

Section 5.4 Accredited Investor Status. Any Obligor Shareholder that is listed on Exhibit A as being a U.S. Person and having a legal residence in the United States is an "accredited investor" as defined in Section 501(a) of the Securities Act.

Section 5.5 Understanding of the Obligor. The Obligor shall ensure that in addition to adherence to and execution of the Form of Trust agreement attached hereto as Exhibit E, that each of the Dividend Shareholders shall in future further undertake to complete necessary Subscription Agreement documentation as is required upon release and disbursement from trust of the Dividend Shares, such subscription to provide for their consideration, understanding and acceptance of certain, but not all, of the conditions that shall exist at that future date of issuance and disbursement:

(a) The Securities to be received by the Obligor at Closing to be held in trust for the Dividend Shareholders shall not have not been registered under the Securities Act or the securities laws of any state or province and are intended to be offered and sold in reliance on exemption from the registration requirements of the Securities Act by virtue of Section 4(2) and/or other exemptions thereunder, which is in part dependent upon the truth, completeness and accuracy of the statements made by the undersigned herein.

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(b) There is no public or other market for the Securities and no such public or other market may ever develop. The Securities received by the Obligor to be held in trust for the Dividend Shareholders will constitute "restricted securities" as defined in Rule 144. There can be no assurance that the Dividend Shareholders will ever be able to sell or dispose of the Securities. It is understood that in order not to jeopardize the sale’s exempt status under the Securities Act, any transferee may, at a minimum, be required to fulfill the suitability requirements thereunder, in addition to other requirements under the Subscription Agreement.

(c) The Securities to be received by the Obligor are subject to restrictions on transferability and resale under applicable law and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws, pursuant to registration or exemption therefrom and, only as permitted under the Agreement. The Dividend Shareholders should be aware that they may be required to bear the financial risks of this investment for an indefinite period.

(d) The receipt of the Securities by the Obligor as partial payment for the Closing of this Agreement, is intended to be exempt from registration under the securities law of certain states in the United States. The Obligor understands that there are restrictions on the transfer of the Securities as stipulated herein. It is hereby acknowledged that he or she has read the following notices and has taken full cognizance of and understands the notices applicable to such shareholder and the restrictions on the transfer of the Securities.

Section 5.6 Dividend Shareholders Future Right to Assignment, Sale or Transfer. It is herein understood and agreed that at such future date whereby the Dividend Shares may be issued to the Dividend Shareholders as defined herein under Exhibit A, that said Dividend Shareholders may at their sole discretion assign, sell or transfer ownership of said Dividend Shares should it be deemed in their interest to do so, with such new designee, then retaining ownership of said shares in the Buyer and then in turn complying with the general terms of the completion of documentation required herein under this Section 5.5.

ARTICLE VI

Covenants

Section 6.01 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

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Section 6.02 Confidentiality. Between the date of this Agreement and the Closing Date, all parties will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of each of the parties to maintain in confidence, any written information stamped "confidential" when originally furnished by one party to another party in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 6.03 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder in order to consummate and effectuate the Final Closing.

Section 6.04 Canadian Securities Compliance. Buyer shall use its Best Efforts to obtain all orders required from the applicable Canadian securities commissions or similar regulatory authorities to permit the registration of the Dividend Shares by way of Prospectus and successful public listing of the Buyer shares. or if in such case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any further order, ruling or consent from, any Governmental Body or regulatory authority under any Canadian federal, provincial or territorial securities or other laws or pursuant to the rules and regulations of any regulatory authority administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such resales, any restrictions on transfer by reason of a holder being a "control person" of Buyer for purposes of Canadian provincial securities laws).

ARTICLE VII

Indemnification

Section 7.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all third-party claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Excluded Asset or Excluded Liability.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Assumed Liability, if any.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

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Section 7.05 Indemnity Cap. The parties acknowledge and agree that in no event shall Seller be required to indemnify Buyer in an amount exceeding the Purchase Price; provided, however, that there shall be no such limit in connection with any rights (a) to bring a claim, demand, suit or cause of action otherwise available based upon (i) any allegation or allegations that Seller had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (ii) any claim by Buyer of any nature whatsoever based upon, arising out of or related to any Excluded Liability; or (b) to enforce any judgment of a court of competent jurisdiction in connection with any claim, demand, suit or cause of action describe in clause (a) of this Section 6.05.

Section 7.06 Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01 This Agreement shall terminate at the end of the Term unless sooner terminated as herein provided.

Section 8.02 Seller, at its option, may terminate this Agreement at any time by giving ninety (90) days prior written notice to Buyer of Seller’s intent to terminate.

Section 8.03 Seller, at its option, may terminate this Agreement as follows:

a) Upon Buyer’s failure to cure a monetary breach at Closing of Fees due within sixty (60) days after receiving written notice of such breach of payment; or

b) Upon Buyer’s failure to cure a breach of a material term (other than a monetary breach of Closing Fees due) within one hundred eighty days (180) days after receiving written notice of such breach from Seller; or

c) Buyer provides any false report, which has not been corrected within sixty (60) days after written notice thereof by Seller or within sixty (60) days after Buyer becomes aware that false information has been provided, whichever occurs earlier.

Section 8.04 If Buyer passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days, or if a receiver or liquidator is appointed and has not been removed within sixty (60) days, or enters into winding up or insolvency or bankruptcy proceedings which have not been set aside within sixty (60) days, all duties of Seller under this Agreement shall immediately terminate without the necessity of any action being taken by Seller.

Section 8.05 Upon termination of this Agreement, Buyer shall, return to Seller within thirty (30) days all Confidential Information fixed in any tangible medium of expression and all material relating to the Leased Land. Upon termination of this Agreement for any reason other than the expiration of its Term, the Land Lease to Buyer shall terminate, and all rights included therein shall revert back to Seller, and Seller shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

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Section 8.06 Notwithstanding termination of this Agreement any section of this Agreement which by its nature is intended to survive termination, shall so survive.

ARTICLE IV

Miscellaneous

Section 9.01 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Should either party default in the performance of any of the terms or conditions of this Agreement, which default results in the filing of a lawsuit for damages, specific performance, or other permitted remedy, the prevailing party in such lawsuit shall be entitled to its reasonable legal fees and expenses, including such fees and expenses at the appellate level.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this:

The Obligor:

Xplosion Incorporated

468 NORTH CAMDEN DRIVE

SUITE 223

BEVERLY HILLS CA 90210

(310) 601-3080

with a copy to:                          W.L. MacDonald Law Corporation

#409 - 221 W. Esplanade

North Vancouver BC V7M 3J3

Tel: 604-973-0579

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The Seller:

Xplosion (Oregon) Corporation

with a copy to:                          W.L. MacDonald Law Corporation

#409 - 221 W. Esplanade

North Vancouver BC V7M 3J3

Tel: 604-973-0579

The Buyer:

Good Life Holdings Corp.

#800 - 885 West Georgia Street

Vancouver, BC V6C 3H1

with a copy to:                        GOOD LIFE COUNSEL

Clark Wilson

#800 - 885 West Georgia Street

Vancouver, BC V6C 3H1

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the Party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

Section 9.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 9.07 No Third-party Beneficiaries. Except as provided in Section 8.06, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 9.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction.

Section 9.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the state courts of the State of Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

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Section 9.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15 Force Majeure. Neither party will be liable for performance delays or for non-performance due to causes beyond its reasonable control, except for payment obligations.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.

STRICTLY CONFIDENTIAL

Accepted and agreed to as of the date first above written.

BUYER

By: /s/ ADRIANLAMOUREUX /s/

Name: Adrian Lamoureux

Title: President & CEO

SELLER

By: /s/ EUGENIOGREGORIO /s/

Name: Eugenio Gregorio

Title: Sole Director and Officer

OBLIGOR

By: /s/ EUGENIOGREGORIO /s/

Name: Eugenio Gregorio

Title: President, CEO & CFO

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